As filed with the Securities and Exchange Commission on December 11, 2025

Registration No. 333-229285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-229285

UNDER THE SECURITIES ACT OF 1933

Opera Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

Vitaminveien 4, 0485 Oslo, Norway

(Address of principal executive offices and Zip Code)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, N.Y. 10016

+1 (800) 221-0102

(Name, address and telephone number of agent for service)

Copies to:

Lin Song, Chief Executive Officer

c/o Aaron McParlan, General Counsel

Vitaminveien 4, 0485 Oslo, Norway

Tel: +47 2369-2400

E-mail: legal@opera.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 (“Post-Effective Amendment”) amends the Registration Statement on Form S-8 (File No. 333-229285) (the “Initial Filing”) of Opera Limited (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2019 (together with the Post-Effective Amendment, the “Registration Statement”), with respect to the ordinary shares issuable pursuant to the Registrants’ Share Incentive Plan.

On December 10, 2025, the Registrant’s board of directors adopted the Second Amended and Restated Share Incentive Plan, pursuant to which the pool of available awards under the Company’s employee equity incentive plan was expanded by: (a) the addition of two (2) million ADSs, from 10,000,000 ADSs to 12,000,000 ADSs; and (b) with an annual increase of an additional one (1) million ADSs on each January 1, starting on January 1, 2026, or such lesser number of ADSs as may be set by the Company’s board of directors prior to the first day of any calendar year.

As a result, the Registrant is filing this Post-Effective Amendment to incorporate the Second Amended and Restated Share Incentive Plan as Exhibit 10.1 and to replace Exhibit 10.1 of the Initial Filing. No additional securities are being registered. All items have been omitted from this Amendment other than the facing page, this explanatory note, Item 8, the signature page and Exhibits 10.1 and 24.1.

Item 8. Exhibits

Exhibit Number	Description of Document
10.1*	Second Amended and Restated Share Incentive Plan
24.1*	Power of Attorney (included on signature page hereto)

_______________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 10th day of December, 2025

Opera Limited

Date: December 10, 2025	By:	/s/ Lin Song
	Name:	Lin Song
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lin Song and Frode Jacobsen as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Yahui Zhou	Executive Chairman of the Board	December 10, 2025
Name: James Yahui Zhou

s/ Frode Jacobsen	Chief Financial Officer	December 10, 2025
Name: Frode Jacobsen	(Principal Financial and Accounting Officer)

/s/ Lin Song	Director and Chief Executive Officer	December 10, 2025
Name: Lin Song	(Principal Executive Officer)

/s/ Xiaoling Qian	Director	December 10, 2025
Name: Xiaoling Qian

/s/ Tian Jin	Director	December 10, 2025
Name: Tian Jin

/s/ Lori Wheeler Næss	Independent Director	December 10, 2025
Name: Lori Wheeler Næss

/s/ Trond Riiber Knudsen	Independent Director	December 10, 2025
Name: Trond Riiber Knudsen

/s/ James Liu	Independent Director	December 10, 2025
Name: James Liu

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Opera Limited, has signed this Registration Statement or amendment thereto in New York, on December 10, 2025.

Authorized U.S. Representative
Cogency Global Inc.

Date: December 10, 2025	By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.